THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER

     This Amendment and Waiver (the "Amendment and Waiver") dated as of December 17, 1999, is between Bank of America, N.A. (the "Bank"), formerly known as Bank of America National Trust and Savings Association, and U.S. Home & Garden Inc. (the "Borrower").


                                    RECITALS

     A. The Bank and the Borrower entered into a certain Credit Agreement dated as of October 13, 1998, as previously amended (the "Agreement").

     B. The Borrower desires to spend up to Three Million Dollars ($3,000,000) of its own cash to borrow up to Ten Million ($10,000,000) under Facility 1 in order to purchase 9.40% Cumulative Trust Preferred Securities ("Trust Preferred Securities") issued by U.S. Home & Garden Trust 1, a Delaware statutory business trust, through a tender offer by the Borrower for the Trust Preferred Securities (the "Transactions"). The Transactions are prohibited by Section 6.12 of the Credit Agreement, which limits the use of the proceeds of Facility 1 Loans, and by Section 7.4 of the Credit Agreement, which prohibits the Borrower from purchasing or acquiring securities of, or interests in, any Person, or the making of a commitment to do so. The Borrower has requested the Bank, on a one-time basis, to waive compliance by the Borrower with Section 6.12 of the Credit Agreement in order to permit the Borrower to enter into the Transactions.

     C. The Bank and the Borrower also desire to further amend the Agreement in order to permit the Borrower to enter into the Transactions.

                                    AGREEMENT

          1. Definitions. Capitalized terms used but not defined in this Amendment and Waiver shall have the meaning given to them in the Agreement.

          2. Amendment. The Agreement is hereby amended as follows:

     2.1 Section 7.4 is amended by (a) deleting the word "and" following the semicolon in Section 7.4(f); (b) changing the period to a semicolon at the end of Section 7.4(g) and inserting the word "and" following such semicolon; and (c) inserting a new Section 7.4(h) following Section 7.4(g) that reads in its entirety as follows:

               (h) cash Investments in Trust Preferred Securities in an aggregate amount for all such payments after the Closing Date not exceeding $10,000,000, which amount is in addition to the aggregate amount of such payments permitted under Section 7.1(d) below.

               2.2 Section 7.11(d) is amended to read in its entirety as follows:


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

               (d) purchase, redeem or otherwise acquire Trust Preferred Securities, shares of its capital stock or warrants, rights or options to acquire any shares of its capital stock for cash in an aggregate amount for all such payments after the Closing Date not exceeding $8,000,000; provided that, immediately after giving effect to such proposed action, no Default would exist.

          3. Waiver. The Bank hereby waives, on a one-time basis, compliance by the Borrower with Section 6.12 (Use of Proceeds.) of the Credit Agreement for the sole and express purpose of permitting the Borrower to enter into the Transactions.

          4. Representations and Warranties. When the Borrower signs this Amendment and Waiver, the Borrower represents and warrants to the Bank that:

     4.1 No Default or Event of Default has occurred or is continuing under the Agreement except those Defaults or Event of Default, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank.

     4.2 The representations and warranties in the Agreement are true as of the date of this Amendment and Waiver as if made on the date of this Amendment and Waiver except to the extent such representations and warranties expressly refer to an earlier date, in which case they are true and correct as of such earlier date.

     4.3 The execution, delivery and performance by the Borrower of this Amendment and Waiver have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable. The Agreement as amended by this Amendment and Waiver constitutes the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5. Effective Date. This Amendment and Waiver will be effective on the date on which the Bank receives from the Borrower a duly executed original of this Amendment and Waiver.

     6. Reservation of Rights. The Borrower acknowledges and agrees that the execution by the Bank of this Amendment and Waiver shall not be deemed to create a course of dealing or otherwise obligate the Bank to execute similar waivers under the same or similar circumstances in the future.

Miscellaneous.

     7.1 Except as herein expressly amended, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein and in the other Loan Documents to the Agreement shall henceforth refer to the Agreement as amended


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by this  Amendment  and  Waiver.  This  Amendment  and  Waiver  shall be  deemed incorporated into, and a part of, the Agreement. This Amendment and waiver is a Loan Document. The waiver provided in this Amendment and Waiver applies only to the Transactions and the consequences thereof. The waiver does not apply to any other breach that may now exist or may occur after the date of this Amendment and Waiver with respect to the Transactions or any term, condition, or covenant of the Credit Agreement.

     7.2 This Amendment and Waiver shall be binding upon and inure to the benefit of the parties hereto and to the Agreement and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment and Waiver.

     7.3 This Amendment and Waiver shall be governed by and construed in accordance with the law of the State of California.

     7.4 This Amendment and Waiver may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Bank of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and effect as the delivery of a hard copy original. Any failure by the Bank to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document.


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     This  Amendment  and  Waiver  is  executed  as of the  date  stated  as the beginning of this Amendment and Waiver.


                                            Bank of America, N.A.


                                            By: /s/ Michelle Mojabi
                                                -----------------------
                                            Title: Vice President


                                            U.S. Home & Garden Inc.


                                            By: /s/ Lynda Gustafson
                                                -----------------------
                                            Title: V.P. Finance


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